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                                                                    EXHIBIT 4.24

   ADDENDUM TO THE CONCESSION AGREEMENT FOR THE PROVISION OF CARRIER SERVICE,
      LOCAL TELEPHONE SERVICE AND NATIONAL AND INTERNATIONAL LONG DISTANCE
                      SERVICE WITHIN THE REPUBLIC OF PERU

Know all men by these presents, the addendum to the Concession Agreement for Carrier Service, Local Telephone Service, and National and International Long Distance Service made by the MINISTRY OF TRANSPORT AND COMMUNICATIONS, HOUSING, AND CONSTRUCTION, hereinafter "THE MINISTRY", represented by Mr. CARLOS VALDEZ VELASQUEZ-LOPEZ, Head of the Telecommunications Concessions Specialized Unit, identified by Voting Card No. 10828330, with address at Av. 28 de Julio No. 800, Lima 1, duly authorized by Ministerial Resolution to execute this addendum, as party of the first part, and TELEFONICA DEL PERU S.A.A., with legal address at Av. Arequipa No. 1155, 8vo. Piso, Santa Beatriz, in the Province and Department of Lima, represented by Mrs. HORTENCIA REBECA ROZAS OLIVERA, Regulation Manager, identified by Voting Card No. 10475677, sufficiently empowered to execute this addendum as evidenced in entry C42 of Item No. 11015766 of the Register of Legal Entities from Lima, which hereinafter, for purposes hereof, will be referred to as the "LICENSEE CORPORATION", as party of the second part, under the following terms and conditions:

ONE.-  RECITALS
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   5.       By means of Supreme Decree No. 011-94-TCC of May 13, 1994, approval was granted to the concession agreement in favor of Empresa Nacional de Telecomunicaciones S. A.(ENTEL PERU S. A.) for the provision of Carrier Service, Local Telephone Service and National and International Long Distance Service within the Republic of Peru, over a twenty-year term. This contract was executed on May 16, 1994 and the holder thereof is TELEFONICA DEL PERU S.A.A.

   6. Article four of the mentioned concession agreement authorizes the licensee corporation to request the gradual renewal of the concession term, for up to five-year additional periods to the 20-year concession term.

   7. On December 24, 1998, the LICENSEE CORPORATION requested the gradual renewal of the concession term granted through Supreme Decree No. 011-94-TCC, amended by Supreme Decree No. 021-98-MTC.

   8. By means of Ministerial Resolution No. 272-99-MTC/15.03, approval was granted to the gradual renewal for a five-year additional period to the 20-year concession term.

   TWO.- PURPOSE
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By means of this Addendum, the concession term of the LICENSEE CORPORATION is modified for an additional five-year period to the 20-year concession term granted through Supreme Decree No. 011-94-TCC and counted as from the effective date (June 27, 1994).

Consistent with it, the additional period to the concession term is now comprised between June 27 of year 2014 and June 27 of year 2019.

THREE.- TERMS AND TIME PERIODS
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The LICENSEE CORPORATION will continue rendering the GRANTED SERVICE under the terms established in the Concession Agreement approved by Supreme Decree No. 011-94-TCC and amended by Supreme Decree No. 021-98-MTC, all of which particulars remain unchanged to the extent they do not oppose this Addendum.

FOUR.-

At the request of either party, this addendum will be converted into a Public Deed. The cost of the conversion shall be borne by whomever requests same.

Signed in Lima, on the twenty-second (22nd) day of the month of November, 1999, in three (3) original copies of identical tenor and value.

/s/                                    /s/
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THE MINISTRY OF TRANSPORT,             THE LICENSEE CORPORATION
COMMUNICATIONS, HOUSING,
AND CONSTRUCTION

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